Exhibit L

[•], 2025

United Mexican States

Ministry of Finance and Public Credit

Insurgentes Sur 1971

Torre III, Piso 7

Col. Guadalupe Inn

Álvaro Obregón

01020 Ciudad de México

México

Ladies and Gentlemen:

We have acted as special United States counsel to the United Mexican States (“Mexico”) in connection with the preparation and filing by Mexico with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement being filed on the date hereof (the Registration Statement”), pursuant to which Mexico proposes to issue and sell from time to time in the United States up to U.S.$[•] aggregate principal amount of its debt securities (the “Debt Securities”) and/or warrants. The Debt Securities will be issued pursuant to (i) a fiscal agency agreement, dated as of September 1, 1992 (the “Original Fiscal Agency Agreement”), as amended by Amendment No. 1 thereto dated as of November 28, 1995 (“FAA Amendment No. 1”) and by Amendment No. 2 thereto dated as of March 3, 2003 (“FAA Amendment No. 2”) (the Original Fiscal Agency Agreement as so amended, the “Fiscal Agency Agreement”), between Mexico and Citibank, N.A., as fiscal agent and principal paying agent, incorporated by reference as an exhibit to the Registration Statement or (ii) an amended and restated indenture, dated as of June 1, 2015 (the “Amended and Restated Indenture”), between Mexico and Deutsche Bank Trust Company Americas, as trustee and principal paying agent incorporated by reference as an exhibit to the Registration Statement, as amended by the First Supplemental Indenture, dated as of January 24, 2022 (the “First Supplemental Indenture”), between Mexico and Deutsche Bank Trust Company Americas, as trustee and principal paying agent incorporated by reference as an exhibit to the Registration Statement (and together with the Amended and Restated Indenture, the “Indenture”).

United Mexican States

Ministry of Finance and Public Credit, p. 2

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) a copy of the Fiscal Agency Agreement, along with the forms of fixed rate debt securities and floating rate debt securities attached as exhibits thereto;

(c) a copy of the Amended and Restated Indenture, along with the related form of authorization (the “Indenture Authorization”) and the form of debt securities attached as an exhibit to the Amended and Restated Indenture; and

(d) a copy of the First Supplemental Indenture.

In addition, we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when (i) an authorization pursuant to Section 1(b) of the Fiscal Agency Agreement or an Indenture Authorization, as applicable, establishing the terms of the Debt Securities, has been duly authorized by Mexico and duly executed and delivered by Mexico in accordance with the Fiscal Agency Agreement or the Indenture, as applicable, and (ii) the Debt Securities, in substantially the form annexed to the Fiscal Agency Agreement or the Indenture, as applicable, have been duly authorized by Mexico and duly executed and authenticated in accordance with the Fiscal Agency Agreement or the Indenture, as applicable, and duly delivered by Mexico and paid for by the purchasers thereof, such Debt Securities will constitute valid, binding and enforceable obligations of Mexico, entitled to the benefits of the Indenture, as applicable.

In giving the foregoing opinion, (a) we have assumed that: (i) Mexico and each other party to the Fiscal Agency Agreement or the Indenture, as applicable, has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Mexico regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to the Fiscal Agency Agreement, the Indenture or the Debt Securities), (ii) any terms of the Debt Securities that are not contained in the forms thereof set forth as exhibits to the Fiscal Agency Agreement or the Indenture, as applicable, will comply with applicable law and will be valid, binding and enforceable and (iii) the interest rate on the Debt Securities will not exceed the maximum rate permitted by law; (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

United Mexican States

Ministry of Finance and Public Credit, p. 3

The enforceability in the United States of the waiver by Mexico of its immunities from court jurisdiction and from legal process, as set forth in the Fiscal Agency Agreement, the Indenture and the Debt Securities, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which Mexico may become entitled after the date hereof.

In addition, we note that the designations in Section 12 of the Fiscal Agency Agreement, in Section 9.7 of the Indenture and in any provision of the Debt Securities of the U.S. federal courts sitting in The City of New York as a venue for actions or proceedings relating to the Fiscal Agency Agreement, Indenture and the Debt Securities is (notwithstanding the waiver in or pursuant to Section 12 of the Fiscal Agency Agreement, Section 9.7 of the Indenture or any provision of the Debt Securities) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

We express no opinion as to the enforceability of any provision in the Debt Securities relating to currency indemnity.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit L to the Registration Statement and to the references to this firm in the Registration Statement and the related prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:
Jorge U. Juantorena, a Partner